                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

        ------------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

     (3)  Filing party:

        ------------------------------------------------------------------------

     (4)  Date filed:

        ------------------------------------------------------------------------

[FAIRCHILD SEMICONDUCTOR LETTERHEAD]

March   , 2001

Fellow stockholder:

On behalf of your board of directors, I am pleased to invite you to attend the 2001 annual meeting of stockholders of Fairchild Semiconductor International, Inc.

The notice of annual meeting, proxy statement and proxy card accompanying this letter describe the business to be conducted at the meeting, including the election of directors. In addition to me, the board of directors has nominated Joseph R. Martin, Richard M. Cashin, Jr., Charles M. Clough, Paul C. Schorr IV, Ronald W. Shelly and William N. Stout for re-election to the board and William
T. Comfort III for election to the board. Stockholders are also being asked to approve an amendment to our corporate charter to increase the number of shares the company is authorized to issue.

It is important that your shares be represented and voted at the annual meeting. Even if you are planning to attend the meeting in person, please fill in, sign, date and mail the proxy card in the enclosed, postage-paid envelope as soon as possible to ensure your votes are represented. You may also be able to give your proxy on the Internet (see the proxy card for more information). In any case, the proxy is revocable and will not affect your right to vote at the meeting if you do attend.

We look forward to seeing you at the meeting.

Yours very truly,

/s/ Kirk P. Pond
Kirk P. Pond
Chairman, President and
Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

TIME..........................   9:30 a.m., Wednesday, April 25, 2001

PLACE.........................   Fairchild Semiconductor International, Inc.
                                 World Wide Headquarters
                                 82 Running Hill Road
                                 South Portland, Maine

ITEMS OF BUSINESS.............   1. Elect directors.

                                 2. Approve an amendment to the company's
                                    Restated Certificate of Incorporation
                                    authorizing the issuance of additional
                                    shares of common stock.

                                 3. Attend to such other business as may
                                    properly come before the meeting or any
                                    postponement or adjournment of the meeting.

RECORD DATE...................   Stockholders of our Class A Common Stock of
                                 record as of the close of business on March 9, 2001 are entitled to receive this notice and to vote at the meeting.

HOW TO VOTE...................   You can attend the meeting in person or you can
                                 fill in, sign, date and mail the proxy card included with this notice and attached proxy statement. You may be able to vote on the Internet if your shares are held by a bank or broker. See the proxy card to find out if you can vote on the Internet and for more information.

IMPORTANT.....................   WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT,
                                 PLEASE SUBMIT YOUR PROXY AS SOON AS POSSIBLE IN
                                 ORDER TO AVOID ADDITIONAL SOLICITING EXPENSE TO
                                 THE COMPANY. THE PROXY IS REVOCABLE AND WILL
                                 NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE
                                 EVENT YOU FIND IT CONVENIENT TO ATTEND THE
                                 MEETING.

                                          By order of the board of directors,

                                          /s/ Daniel E. Boxer
                                          Daniel E. Boxer
                                          Executive Vice President,
                                          General Counsel and Secretary
82 Running Hill Road
South Portland, ME 04106

March   , 2001

                                PROXY STATEMENT

                               TABLE OF CONTENTS

GENERAL INFORMATION.........................................    1
  Revocability of Proxy.....................................    1
  Voting at the Annual Meeting..............................    1
PROPOSALS TO BE VOTED ON AT THE MEETING.....................    2
     1. Election of Directors...............................    2
     2. Proposal to amend the company's Restated Certificate
        of Incorporation to increase the number of shares
        that the company is authorized to issue.............    4
     3. Other business......................................    5
BOARD MEETINGS AND COMMITTEES...............................    5
  Report of the Audit Committee.............................    6
DIRECTOR COMPENSATION.......................................    6
EXECUTIVE COMPENSATION......................................    7
  Summary Compensation Table................................    7
  Options Granted in Last Fiscal Year.......................    8
  Option Values at End of Last Fiscal Year..................    8
  Report of the Compensation Committee......................    8
  Employment Agreements.....................................   10
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............   11
STOCK OWNERSHIP BY 5% STOCKHOLDERS, DIRECTORS AND CERTAIN
  EXECUTIVE OFFICERS........................................   12
STOCKHOLDER RETURN PERFORMANCE..............................   13
INDEPENDENT PUBLIC AUDITORS.................................   13
2002 STOCKHOLDER PROPOSALS..................................   14
APPENDIX A -- CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF
  DIRECTORS.................................................  A-1

[FAIRCHILD SEMICONDUCTOR LETTERHEAD]

                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 25, 2001

                                PROXY STATEMENT

GENERAL INFORMATION

     This proxy statement and the enclosed proxy card are being sent to you on behalf of the board of directors of Fairchild Semiconductor International, Inc. in connection with its solicitation of proxies for use at the annual meeting of stockholders of the company, to be held on April 25, 2001, and at any adjournments of the meeting. Fairchild Semiconductor International's annual report to stockholders, including financial statements, accompanies this proxy statement but is not incorporated as part of the proxy statement and is not to be regarded as part of the proxy solicitation material. The proxy card and this
proxy statement are being mailed to stockholders on or about March   , 2001.

     Proxies are solicited by the board of directors in order to provide each stockholder an opportunity to vote on all matters scheduled to come before the meeting, whether or not he or she attends the meeting in person. When the enclosed proxy card is returned properly signed, the shares represented by the proxy card will be voted by the proxy holders named on the proxy card in accordance with the stockholder's directions. You are urged to specify your choices by marking the appropriate boxes on the proxy card. If the proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the board of directors.

     The cost of preparing, assembling and mailing the notice of annual meeting, proxy statement and proxy card will be borne by the company. In addition to the use of the mail, proxies may be solicited by directors, officers and regular employees of the company, without additional compensation, in person or by telephone or other electronic means. In addition, the company has retained Corporate Investor Communications, Inc. to assist in the distribution of proxy materials and the solicitation of proxies, for a fee of $6,000 plus out-of-pocket expenses and additional fees for follow-up contacts. Fairchild Semiconductor International will reimburse brokerage houses and other nominees for their expenses in forwarding proxy material to beneficial owners of the company's Class A Common Stock.

REVOCABILITY OF PROXY

     Executing and returning the enclosed proxy card will not affect your right to attend the annual meeting and vote in person. If you do attend, you may, if you wish, vote by ballot at the meeting, thereby effectively canceling any proxies previously given. In addition, a stockholder giving a proxy may revoke it at any time before it is voted at the meeting by filing with the secretary of the company any instrument revoking it, or by filing with the company a duly executed proxy bearing a later date.

VOTING AT THE ANNUAL MEETING

     Who May Vote. Only holders of shares of Fairchild Semiconductor International Class A Common Stock of record at the close of business on March 9, 2001 are entitled to receive notice of, and to vote at, the annual meeting. At that date there were 99,277,935 shares of Class A Common Stock outstanding. The holders of a majority of the shares of Class A Common Stock entitled to vote must be present in person or by proxy at the annual meeting to constitute a quorum for the purpose of transacting business at the meeting.

     Voting Rights of Stockholders. In the election of directors, stockholders have cumulative voting rights. Accordingly, each stockholder is entitled to as many votes as equals the number of shares of Class A Common Stock held by that stockholder on the record date multiplied by the number of directors to be elected. Each stockholder may cast all of his or her votes for a single candidate or may distribute them among two or more candidates as he or she sees fit. The enclosed proxy grants discretionary authority for the exercise of such cumulative voting rights. In all matters other than the election of directors, stockholders are entitled to one vote for each share of Class A Common Stock held.

     Votes Required to Approve Proposals. In the election of directors, the candidates who receive the most votes will be elected to the available positions on the board. Each other proposal in this proxy statement will be approved if it receives a majority of the votes present, either in person or by proxy, at the meeting. If you return a signed proxy card or attend the meeting, but choose in either case to abstain from voting on any proposal, you will be considered present at the meeting and not voting in favor of that proposal. Since proposals (other than the election of directors) pass only if they receive favorable votes from a majority of votes present at the meeting, the fact that you are abstaining and not voting in favor of a proposal will have the same effect as if you vote against the proposal. In contrast, a "broker non-vote," where a broker withholds authority to cast a vote as to a certain proposal, is deemed not present at the meeting with regard to that proposal. Broker non-votes occur when nominees, such as brokers and banks, holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners sufficiently in advance of the annual meeting. In this event, the nominees may vote those shares only on proposals deemed routine by the New York Stock Exchange, such as the election of directors. On non-routine proposals, nominees cannot vote and there is a so-called broker non-vote on that proposal. Because directors are elected by a plurality of votes, abstentions and broker non-votes will not have an impact on their election.

     Votes cast by proxy or in person at the annual meeting will be tabulated by the inspectors of election appointed for the meeting, who will also determine whether or not a quorum is present.

                    PROPOSALS TO BE VOTED ON AT THE MEETING

1. ELECTION OF DIRECTORS.

     Kirk P. Pond, Joseph R. Martin, Richard M. Cashin, Jr., Charles M. Clough, Paul C. Schorr IV, Ronald W. Shelly and William N. Stout, each of whom is currently serving as a director and whose term is scheduled to expire at the 2001 annual meeting, have been nominated for re-election for one-year terms or until their successors have been qualified and elected. The board of directors has increased the size of the board to eight from seven positions, and William
T. Comfort III has been nominated for election to fill the resulting vacancy for a one-year term or until his successor has been qualified and elected. Unless otherwise specified by the stockholders, it is intended that the shares represented by proxies will be voted for the eight nominees for director listed above. Each nominee has consented to his nomination and, so far as the board of directors and management are aware, will serve as a director if elected. However, if any nominee should become unavailable prior to the election, the shares represented by proxies may be voted for the election of such other persons as the board of directors may recommend. Proxies cannot be voted for more than eight persons. The persons named on the proxy card will have discretionary authority to vote proxies cumulatively in the election of directors.

     Information follows about the directors nominated for election.

KIRK P. POND, AGE 56, CHAIRMAN OF THE BOARD OF DIRECTORS, PRESIDENT AND CHIEF EXECUTIVE OFFICER.

     Mr. Pond became a director in March 1997 and has been President of Fairchild Semiconductor since June 1996. Since 1987, Mr. Pond had held several executive positions with National Semiconductor, most recently Executive Vice President and Chief Operating Officer. Prior executive management positions were with Fairchild Semiconductor Corporation, Texas Instruments and Timex Corporation.

JOSEPH R. MARTIN, AGE 53, EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER.

     Mr. Martin became a director in March 1997 and has been Executive Vice President and Chief Financial Officer of Fairchild Semiconductor since June 1996. Mr. Martin had held several senior financial positions with National Semiconductor since 1989, most recently as Vice President of Finance, Worldwide Operations. Prior to joining National Semiconductor, Mr. Martin was Senior Vice President and Chief Financial Officer of VTC Incorporated. Mr. Martin is a director of ChipPAC Corp.

RICHARD M. CASHIN, JR., AGE 47, PRINCIPAL, CASHIN CAPITAL PARTNERS.

     Mr. Cashin became a director in March 1997. Since April 2000, he has been a principal of Cashin Capital Partners, a private equity investment firm. From 1980 to 2000, Mr. Cashin was employed by Citicorp Venture Capital Ltd., where he was President from 1994 to 2000. Mr. Cashin is a director of Lifestyle Furnishings International, Euramax International plc, Delco Remy International, Gerber Childrenswear, MSX International, and Titan Wheel International.

CHARLES M. CLOUGH, AGE 72, FORMER PRESIDENT, WYLE INTERNATIONAL.

     Mr. Clough became a director in January 2001. Until his retirement in 1995, he was employed by Wyle Electronics where he served as Chief Executive Officer and Chairman of the Board. Prior to joining Wyle Electronics, Mr. Clough served 27 years with Texas Instruments, most recently as Vice President. He is a director of Altera Corporation.

WILLIAM T. COMFORT III, AGE 34, CONSULTANT TO CITICORP VENTURE CAPITAL LTD.

     Mr. Comfort is nominated for election to the board of directors effective as of the 2001 annual stockholders' meeting. He became a consultant to Citicorp Venture Capital Ltd. in 2000. Mr. Comfort was previously a director of CVC Capital Partners Ltd. from 1995 to 2000. He is a director of Ergo Science Corp.

PAUL C. SCHORR IV, AGE 34, MANAGING DIRECTOR, CITICORP VENTURE CAPITAL LTD.

     Mr. Schorr became a director in March 1997. He has been employed by Citicorp Venture Capital since 1996, where he was a Vice President until being named a Managing Director in January 2000. Prior to joining Citicorp Venture Capital Ltd., Mr. Schorr was employed by McKinsey & Company, Inc. from 1993 to 1996 as an associate and then as an engagement manager. He is a director of KEMET Corporation, American Microsystems, ChipPAC Corp. and Paper-Pak Products, Inc.

RONALD W. SHELLY, AGE 57, FORMER PRESIDENT, SOLECTRON TEXAS.

     Mr. Shelly became a director in June 1998. Until 1999, he was employed by Solectron Texas, an electronic manufacturing services company, where he served as its President from April 1996 until his retirement. He currently serves as a consultant to Solectron. Mr. Shelly has more than 30 years experience in the semiconductor industry. Prior to joining Solectron, he was employed by Texas Instruments for 30 years, most recently as Executive Vice President, Custom Manufacturing Services.

WILLIAM N. STOUT, AGE 62, CHAIRMAN AND CHIEF EXECUTIVE OFFICER, STERLING HOLDING COMPANY, LLC.

     Mr. Stout became a director in March 1997. He has been Chairman and Chief Executive Officer of Sterling Holding Company, LLC, an affiliate of Citicorp Venture Capital Ltd., and Sterling's subsidiaries since 1988. Sterling is engaged, through subsidiaries including Trompeter Electronics Inc. and Semflex, Inc. in the manufacture and sale of coaxial connectors, coaxial cable and coaxial cable assemblies. From 1985 to 1988, Mr. Stout was a private investor and consultant. From 1979 to 1985, Mr. Stout was President and Chief Executive Officer of Lundy Electronics & Systems, which manufactured electronic products and systems.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RE-ELECTION TO THE BOARD OF DIRECTORS OF MESSRS. POND, MARTIN, CASHIN, CLOUGH, SCHORR, SHELLY AND STOUT AND "FOR" THE ELECTION TO THE BOARD OF DIRECTORS OF MR. COMFORT.

2. PROPOSAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK THAT THE COMPANY IS AUTHORIZED TO ISSUE.

     Our Restated Certificate of Incorporation currently authorizes the company to issue 140,000,000 shares of Class A Common Stock and 140,000,000 shares of Class B Common Stock. On March 9, 2001, there were 99,277,935 shares of Class A Common Stock outstanding, 20,250,382 shares of Class A Common Stock reserved for issuance upon the exercise of outstanding employee stock options and no shares of Class B Common Stock outstanding. The company has also reserved 10,000,000 shares of Class A Common Stock that have been registered under the Securities Act of 1933 for issuance from time to time in connection with strategic acquisitions authorized by the board of directors. The board of directors believes that it is desirable for the stockholders to consider and act upon a proposal to amend the company's Restated Certificate of Incorporation to increase the number of shares authorized. The proposed amendment provides that our authorized capital would consist of 170,000,000 shares of Class A Common Stock and 170,000,000 shares of Class B Common Stock. Our current Restated Certificate of Incorporation also authorizes the issuance of 100,000 shares of preferred stock in limited circumstances relating to the adoption of a stockholder rights plan. No shares of preferred stock are presently issued or outstanding, the company has no present plans to issue any shares of preferred stock, and the proposed amendment in no way affects provisions of our Restated Certificate of Incorporation relating to preferred stock.

     Shares of our Class A Common Stock and Class B Common Stock are identical in all respects, except that Class B shares have no voting rights, other than as provided by law, and there is no public market for Class B shares. A holder of shares of either class of common stock may convert such shares into shares of the other class at any time by following the procedures set forth in our Restated Certificate of Incorporation. The company is required to reserve enough authorized but unissued shares of each class for issuance in the event of such conversions. As a result, the number of shares of each class authorized for issuance is identical.

     Taking into account the number of shares outstanding, the number of shares reserved for issuance upon the exercise of outstanding stock options, the number of shares reserved for issuance upon conversion and the number of shares that may be issued in connection with acquisitions, the board of directors believes it would be advisable for the company to have additional shares authorized for issuance. Additional shares could be issued at the discretion of the board of directors without any further action by the stockholders, except as required by applicable law or regulation, in connection with stock splits, acquisitions, efforts to raise additional capital for the company, issuances in connection with stock option exercises by directors, executives and other employees, and for other corporate purposes. Except for commitments underlying director, executive and employee stock-based compensation plans, and issuances contemplated from time to time under the shelf registration statement discussed above, the company currently has no plans or commitments that would involve the issuance of additional shares of Class A or Class B Common Stock.

     This proposal is not the result of management's knowledge of any specific effort to accumulate the company's securities or to obtain control of the company by means of a merger, tender offer, proxy solicitation in opposition to management or otherwise. The proposed amendment may have the effect of permitting the company to frustrate efforts by another party to acquire a controlling interest. The board of directors is not aware of any attempt to take control of the company, however, and the board has not presented this proposal with the intent that it be used as a type of anti-takeover device.

     Authorizing the company to issue more shares than currently authorized by the Restated Certificate of Incorporation will not affect materially any substantive rights, powers or privileges of holders of outstanding Class A Common Stock or Class B Common Stock. Other than increasing the authorized shares of Class A Common Stock and Class B Common Stock, in each case, from 140,000,000 to 170,000,000, the proposed amendment in no way changes our Restated Certificate of Incorporation.

     Pursuant to the proposal, Section 5 of our Restated Certificate of Incorporation would be amended to read, in its entirety, as follows:

             5. Authorized Capital. The aggregate number of shares of stock which the Corporation shall have authority to issue is 340,100,000 shares, divided into three classes consisting of 100,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"); 170,000,000 shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"); and 170,000,000 shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock"). Class A Common Stock and Class B Common Stock are hereinafter sometimes individually or collectively referred to as "Common Stock."

     The board of directors has adopted resolutions setting forth the proposed amendment, declaring its advisability and directing that the proposed amendment be submitted to the stockholders for their approval at the annual meeting. If adopted by the stockholders, the amendment will become effective upon filing as required by the General Corporation Law of Delaware.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF PROPOSAL 2.

3. OTHER BUSINESS

     The board of directors is not aware of any other business to be presented at the 2001 annual meeting of stockholders. If any other matter should properly come before the annual meeting, however, the enclosed proxy confers discretionary authority with respect to such matter.

                         BOARD MEETINGS AND COMMITTEES

     The board of directors held five meetings during 2000. All of the directors nominated for re-election who were members of the board during 2000 attended 75% or more of the meetings of the board of directors and the committees of the board on which they served during 2000. Mr. Clough became a member of the board in January 2001.

     The board of directors currently has two standing committees, the compensation committee and the audit committee. The board does not have a standing nominating committee.

     Compensation Committee. The compensation committee reviews and recommends actions to the board of directors on such matters as salary and other compensation of officers and the administration of certain benefit plans. The compensation committee also has the authority to administer, grant and award stock and stock options under the company's stock option and employee stock purchase plans. The compensation committee held three meetings in 2000. The current chairman of the compensation committee is Mr. Schorr and its other current members are Messrs. Shelly and Stout.

     Audit Committee. The audit committee meets with management, the company's independent auditors and its internal auditors to consider the adequacy of the company's internal controls and other financial reporting matters. The audit committee recommends to the board of directors the engagement of the company's independent auditors, discusses with the independent auditors their audit procedures, including the proposed scope of their audit, the audit results and the accompanying management letters and, in connection with determining their independence, reviews the services performed by the independent auditors. Mr. Shelly is the chairman of the audit committee and its other current member is Mr. Clough, who was elected to the committee after his election to the board in January 2001. The audit committee held four meetings during 2000.

     Effective January 31, 2000, the Securities and Exchange Commission (SEC) adopted new rules relating to companies' disclosure about their audit committees. Based in large part on recommendations made by the Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees, the new rules require that, for all votes of stockholders occurring after December 15, 2000, the proxy statement must contain a report of the audit committee addressing several matters identified in the rules. The report of Fairchild

Semiconductor's audit committee follows this paragraph. In addition, the SEC recommends and the New York Stock Exchange now requires that audit committees adopt written charters. Audit committee charters must be included as an exhibit to the proxy statement at least once every three years. Fairchild Semiconductor's audit committee charter is attached at the back of this proxy statement as Exhibit A. The company's audit committee currently consists of two members, each of whom is independent from the company and its management as independence is defined in the New York Stock Exchange rules.

REPORT OF THE AUDIT COMMITTEE

     In accordance with the audit committee charter, the audit committee reviews the company's financial reporting process on behalf of the board. In fulfilling its responsibilities, the committee has reviewed and discussed the audited financial statements contained in the company's 2000 annual report on SEC Form 10-K with the company's management and independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls, and has represented to the audit committee that such financial statements were prepared in accordance with generally accepted accounting principles. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

     The audit committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, the committee has discussed with the independent auditors the auditors' independence from the company and its management, including the matters in the written disclosures and letter which were received by the committee from the independent auditors as required by Independence Standard Board No. 1, Independence Discussions with Audit Committees, as amended. The audit committee also considered whether the independent auditors' provision of non-audit services to the company is compatible with the auditors' independence.

     Based on the reviews and discussions referred to above, the committee recommends to the board that the audited financial statements be included in the company's annual report on SEC Form 10-K for the year ended December 31, 2000.

                                          AUDIT COMMITTEE

                                          RONALD W. SHELLY, Chairman
                                          CHARLES M. CLOUGH

                             DIRECTOR COMPENSATION

     Messrs. Cashin, Clough, Shelly and Stout receive $20,000 per year for service on the board of directors, plus $1,500 for meetings of the board attended in person and $500 for meetings attended by teleconference. Mr. Schorr does not receive and, if elected, Mr. Comfort will not receive, cash compensation for their services as directors. Under the company's current director option program, non-employee directors receive a grant of options to purchase 10,000 shares of Class A Common Stock upon their first election to the board, which options are fully vested upon grant, and annual grants of options to purchase 7,000 shares of Class A Common Stock, which options vest one year following grant. All such options have exercise prices equal to the fair market value of the underlying shares on the grant date. Messrs. Pond and Martin, who are employees of the company, do not receive any fees or additional compensation or stock options for service as members of the board. All directors are reimbursed for expenses incurred in attending board meetings.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation received by our chief executive officer and our four other most highly compensated executive officers.

SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM
                                                                                      COMPENSATION
                                                                                     ---------------
                                           ANNUAL COMPENSATION                          NUMBER OF
                                FISCAL    ---------------------     OTHER ANNUAL      STOCK OPTIONS       ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR      SALARY     BONUS(2)    COMPENSATION(3)    (IN SHARES)(4)    COMPENSATION(5)
---------------------------     -------   --------   ----------   ----------------   ---------------   ----------------
Kirk P. Pond..................  2000      $648,462   $1,188,000      $      547         1,058,202          $55,074
  Chairman of the Board of      1999S(1)   351,922      630,000       2,870,493           200,000           26,423
  Directors, President and
    Chief                       1999       450,008      297,000       3,559,453                --           40,321
  Executive Officer             1998       449,994      435,969              --                --           39,844
Joseph R. Martin..............  2000       392,308      560,000           2,758           634,921           43,025
  Executive Vice President and  1999S(1)   210,581      273,000       1,406,446           100,000           22,355
  Chief Financial Officer and   1999       284,600      128,700       1,779,730                --           36,363
  Director                      1998       262,024      152,240              --                --           19,818
Daniel E. Boxer...............  2000       362,308      444,000           7,476           317,461           17,848
  Executive Vice President and  1999S(1)   192,500      231,000         578,964            75,000           10,298
  Chief Administrative
    Officer,                    1999       275,002      108,900         732,627                --           18,723
  General Counsel and
    Secretary                   1998       262,024      152,240              --                --          254,283
Jerry M. Baker................  2000       319,231      420,000          11,125           317,461           15,913
  Executive Vice President      1999S(1)   175,000      175,000         592,898            50,000            8,505
  Global Operations             1999       250,010       82,500         732,627                --           13,624
                                1998       250,009      138,406              --                --           12,598
Keith Jackson.................  2000       307,692      320,000             392           158,731           16,240
  Executive Vice President and  1999S(1)   174,038      175,000         114,455            50,000            8,454
  General Manager, Analog       1999       275,002       82,500         151,380                --            8,091
  Group                         1998        63,462       38,060              --                --           69,000

---------------
(1) Beginning in 2000, the company changed its fiscal year-end from the end of May to the end of December. The last full fiscal year under the old accounting calendar was the year ended May 30, 1999. The first full fiscal year under the new accounting calendar was the year ended December 31, 2000. The intervening seven-month transition period, which began May 31, 1999 and ended December 26, 1999, is referred to as "Stub Year 1999" and in the table above as "1999S." Amounts shown for Stub Year 1999 reflect compensation paid or earned from May 31, 1999 to December 26, 1999. Base salaries reported for that period reflect annual salaries as follows: $600,000 for Mr. Pond, $360,000 for Mr. Martin, $330,000 for Mr. Boxer and $300,000 for each of Mr. Jackson and Mr. Baker.

(2) Reflects bonuses earned based on the company's financial performance in the respective years but paid in the following year.

(3) Amounts shown for fiscal year 1999 reflect compensation resulting from the lapse of risks of forfeiture by our executive officers with respect to their stock in our company. As a result, each executive had individual income tax liabilities. Loans of $1,686,164 to Mr. Pond, $843,094 to Mr. Martin, $347,060 to Mr. Boxer, $70,340 to Mr. Jackson and $350,600 to Mr. Baker were made by Fairchild International to discharge their individual tax liabilities in June 1998. These loans accrued interest at 6% per year. The loans, together with accrued interest, were cancelled in connection with the completion of our initial public offering on August 9, 1999, resulting in compensation income (including gross-ups for resulting income taxes paid by Fairchild International) for each executive officer equal to the respective amounts reported for Stub Year 1999, except for Mr. Pond, who received $2,812,885 in such income and $57,608 in other compensation. See "Certain Relationships and Related Transactions" below.

(4) For 2000, reflects options granted under the 2000 Executive Stock Option Plan. See "Options Granted in Last Fiscal Year" below.

(5) Amounts shown reflect contributions and allocations to defined contribution retirement plans and the value of insurance premiums for term life insurance and disability insurance as follows: for all periods except fiscal year 1998, all amounts shown; for fiscal year 1998, all amounts shown except $238,262 for Mr. Boxer, representing a one-time signing bonus, and the amount shown for Mr. Jackson, which reflects relocation expenses.

OPTIONS GRANTED IN LAST FISCAL YEAR

     The following table sets forth information concerning stock options granted to the executive officers named in the Summary Compensation Table during 2000.

                                                                               POTENTIAL REALIZABLE VALUE
                                      PERCENTAGE OF                              AT ASSUMED ANNUAL RATES
                         NUMBER OF     ALL OPTIONS                             OF STOCK PRICE APPRECIATION
                         SECURITIES   GRANTED TO ALL                               FOR OPTION TERM(2)
                         UNDERLYING    EMPLOYEES IN    EXERCISE   EXPIRATION   ---------------------------
                         OPTIONS(1)        2000         PRICE        DATE           5%            10%
                         ----------   --------------   --------   ----------   ------------   ------------
Kirk P. Pond...........  1,058,202         13.4%        $42.75      4/6/10     $28,450,020    $72,097,937
Joseph R. Martin.......    634,921          8.0%         42.75      4/6/10      17,070,007     43,258,749
Daniel E. Boxer........    317,461          4.0%         42.75      4/6/10       8,535,017     21,629,408
Jerry M. Baker.........    317,461          4.0%         42.75      4/6/10       8,535,017     21,629,408
Keith Jackson..........    158,731          2.0%         42.75      4/6/10       4,267,522     10,814,738

---------------
(1) All options vest in their entirety on April 5, 2005 or earlier as follows:
    20% will vest if the per share price of the company's Class A Common Stock reaches $55.00 and stays at or above that price for 20 trading days during any period of 30 consecutive trading days; 20% will vest if the per share price of the company's Class A Common Stock reaches $64.00 and stays at or above that price for 20 trading days during any period of 30 consecutive trading days; 30% will vest if the per share price of the company's Class A Common Stock reaches $77.00 and stays at or above that price for 20 trading days during any period of 30 consecutive trading days; and the remaining 30% will vest if the per share price of the company's Class A Common Stock reaches $90.00 and stays at or above that price for 20 trading days during any period of 30 consecutive trading days. The foregoing vesting target prices are not intended to forecast future appreciation in the price of the company's Class A Common Stock.

(2) Reflects net pre-tax gains which would be recognized at the end of the option's ten-year term if an executive exercised all of his options on the last day of the term and our stock price had grown over that term at the 5% and 10% assumed annual growth rates set by the Securities and Exchange Commission. The amounts shown are not intended to forecast future appreciation in the price of the company's Class A Common Stock.

OPTION VALUES AT END OF LAST FISCAL YEAR

     The following table sets forth information regarding the number and value of stock options exercised during 2000 and held at the end of 2000 by the executive officers named in the Summary Compensation Table.

                                                           NUMBER OF SECURITIES              NET VALUE OF
                                                          UNDERLYING UNEXERCISED       UNEXERCISED IN-THE-MONEY
                                                            OPTIONS AT YEAR-END         OPTIONS AT YEAR-END(1)
                         SHARES ACQUIRED     VALUE      ---------------------------   ---------------------------
                           ON EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                         ---------------   ----------   -----------   -------------   -----------   -------------
Kirk P. Pond...........           0        $        0     120,000       1,138,202     $       --          --
Joseph R. Martin.......      40,000         1,080,950      20,000         674,921             --          --
Daniel E. Boxer........      22,500           571,250      22,500         347,461             --          --
Keith Jackson..........      10,000           295,000     220,000         178,731      2,863,000          --
Jerry M. Baker.........           0                 0      30,000         337,731             --          --

---------------
(1) Reflects net pre-tax amounts determined by subtracting the exercise price from $14.44 per share, the fair market value of our Class A Common Stock on the last trading day of 2000.

REPORT OF THE COMPENSATION COMMITTEE

     The role of the compensation committee of the board of directors is to recommend, establish, oversee and direct the company's executive compensation policies and programs and to recommend to the board of directors compensation for executive officers. In carrying out this role, we believe it is important to align executive compensation with company values and objectives, business strategies, management initiatives, business financial performance and enhanced stockholder value.

     The following is a summary of policies which the committee analyzed in determining the compensation for the officers of the company in 2000. The committee has followed the same general policies in determining the compensation for the officers of the company in 2001.

     Compensation Philosophy. The committee intends to apply a consistent philosophy to compensation for all employees, including executive officers, which is based on the premise that the achievements of the company result from the coordinated efforts of all individuals working toward common objectives. The company strives to achieve those objectives by meeting the expectations of customers and stockholders.

     Under the supervision of the compensation committee, the company has developed a compensation policy that is designed to:

        1. Attract and retain qualified senior executives, especially those who have been key to the company's success to date;

        2. Reward executives for actions that result in the long-term enhancement of stockholder value; and

        3. Reward results with respect to the financial and operational goals of the company.

     The guiding principle of the committee is to establish a compensation program that aligns executive compensation with the company's objectives and business strategies as well as with operational and financial performance. Accordingly, each executive officer's compensation package is comprised of three elements: (a) base salary which reflects an individual's responsibilities, performance and expertise and is designed to be competitive with salary levels in effect at high-technology companies of the same size; (b) annual cash bonuses tied to the company's achievement of specified financial goals; and (c) stock options which strengthen the alignment of interests between the executive officers and the company's stockholders.

     Base Salary. The company establishes salaries for the chief executive officer and other officers on the basis of personal performance, consultation with executive compensation experts and by reviewing available data, including published salary surveys and data from information filed with the SEC regarding compensation of officers of comparably sized semiconductor and high-technology companies. The committee has reviewed the base salaries of the executive officers for 2000 and is of the opinion that such salaries are in line with those paid by comparable high-technology companies.

     Annual Cash Bonuses. Under the company's Executive Officer Incentive Plan, the chief executive officer and each executive officer can earn an annual bonus of between 40% and 90% of base salary (the "target amount") if the company achieves target financial performance goals established for each fiscal year. Exceeding the financial targets can result in bonuses of up to 200% of the target amount.

     Stock Options. The company grants stock options to provide long-term incentives for executive officers. Option grants are designed to align the interests of executive officers with those of the stockholders and to provide each individual with a significant incentive to manage the company from the perspective of an owner and to remain employed by the company. The number of shares subject to each option grant is based on the officer's level of responsibility and relative position within the company as well as a review of grants to similar executives in similar positions in comparable companies. The compensation committee participated in the development and adoption of the 2000 Executive Stock Option Plan, which was designed to provide significant incentives to members of the management team if the company achieves pre-established stockholder returns. Based on its review of other long-term incentive programs offered to executives of high-technology companies to retain those employees and increase stockholder value, as well as the reports and analysis of independent executive compensation consultants, the committee believes the terms of the 2000 Executive Option Plan and the grants awarded under that plan, were reasonable and in line with long-term incentives of comparable high-technology companies under similar circumstances. Option granted under that plan in 2000 are subject to accelerated vesting if the company's Class A Common Stock achieves and maintains per share price targets established in the terms of the option grants. See "Options Granted in Last Fiscal Year" above. Accordingly, the options are designed to provide a return to the executive officer to the extent the market price of the company's common stock appreciates during the option term.

     Deductibility of Compensation. Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the deductibility of compensation paid to certain executive officers of public companies, unless the compensation meets certain requirements for "performance-based" compensation. In determining executive compensation, the compensation committee considers, among other factors, the possible tax consequences to the company and to the executives. However, tax consequences, including but not limited to tax deductibility by the company, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond the control of either the compensation committee or the company. In addition, the compensation committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For all of the foregoing reasons, the compensation committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible. The compensation committee will, of course, consider alternative forms of compensation, consistent with its compensation goals, that preserve deductibility.

     Conclusion. The committee believes the company has a compensation program that is competitive in the semiconductor industry and that is appropriately linked to the company's financial goals and stockholder returns.

                                          COMPENSATION COMMITTEE

                                            PAUL C. SCHORR IV, Chairman
                                           RONALD W. SHELLY
                                           WILLIAM N. STOUT

EMPLOYMENT AGREEMENTS

     The company has entered into employment agreements, effective March 11, 2000, with each of Kirk P. Pond, Joseph R. Martin and Daniel E. Boxer. The respective agreements provide that Mr. Pond be employed as President and Chief Executive Officer, that Mr. Martin be employed as Executive Vice President and Chief Financial Officer and that Mr. Boxer be employed as Executive Vice President, Chief Administrative Officer and General Counsel. Each agreement has a three-year term. The agreements with Mr. Pond and Mr. Martin may be renewed for up to two additional one-year terms. Under the respective agreements, Mr. Pond's base salary is $660,000, Mr. Martin's base salary is $400,000 and Mr. Boxer's base salary is $370,000 or, in each case, such higher salary as the compensation committee determines. Mr. Pond's annual incentive target amount under the company's Executive Officer Incentive Plan is 90% of his base salary, Mr. Martin's target amount is 70% of his base salary and Mr. Boxer's target amount is 60% of his base salary (actual bonus amounts range from 0% to 200% of the target amount, depending on whether the company achieves or exceeds pre-established financial performance goals). The respective agreements provide for the option grants awarded under the 2000 Executive Stock Option Plan. These options will vest in their entirety on April 5, 2005, with earlier vesting if certain per share stock price targets are achieved. See "Options Granted in Last Fiscal Year" above. Each agreement further provides that, beginning in 2001, the executive may be considered for further competitive, incentive and compensation plan based compensation under broad-based compensation, option and benefit plans to ensure that the executive's long term incentives remain competitive.

     The agreements provide that if the executive retires after the initial three-year term, he is entitled to health coverage for himself and his family until the later of his or his spouse's death. The agreements with Mr. Pond and Mr. Martin also provide that if the executive retires after the initial three-year term, he is entitled to life insurance coverage with a face value of $1.5 million on his life until his death. All of the agreements provide that, if the executive retires after the initial term of the agreement, all of his options granted under the company's broad-based stock option plans will vest and he may continue to exercise such options for their full term. The grant of options under the 2000 Executive Option Plan will continue to vest under the normal schedule following retirement and each executive would have until the seventh anniversary of the grant date to exercise such options. Each executive's retirement benefits are subject to his not violating the non-compete and confidentiality provisions in his employment agreement.

     Each agreement also provides that the executive cannot compete with the company during the term of the agreement and for a period following termination of employment equal to the greater of 12 months or the time remaining in the initial term of the agreement at the time of termination.

     Each agreement also provides for severance pay equal to three times (for Messrs. Pond and Martin) or two times (for Mr. Boxer) the executive's base salary and target annual bonus amount if the executive is terminated without cause by the company or resigns for "good reason" (as such terms are defined in the agreements) and, in such events, all of the executive's options under the company's broad-based option plans become fully exercisable for their remaining term. Options under the 2000 Executive Option Plan would continue to vest under the normal schedule and the executive would have until the seventh anniversary of the grant date to exercise those options. If a change in control of the company occurs, the executive is entitled to accelerated vesting of his options unless the change in control is initiated by the company and the executive remains employed in the same position after the change in control. The agreements with Mr. Pond and Mr. Martin also provide for tax restoration payments to the extent any of the cash or equity severance benefits are subject to an excise tax imposed under the Internal Revenue Code.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Court Square Capital Limited, an indirect wholly owned subsidiary of Citigroup Inc., owns approximately 26% of Fairchild Semiconductor's outstanding capital stock. Citicorp Venture Capital Ltd., also an indirect wholly owned subsidiary of Citigroup Inc., indirectly owns approximately 39% of the outstanding common stock of Intersil Holding Corporation. On January 20, 2001, Fairchild Semiconductor agreed to acquire Intersil's discrete power products business for $338 million in cash.

     Citicorp Venture Capital Ltd. indirectly owns an interest in ChipPAC Inc. Joseph R. Martin and Paul C. Schorr IV are members of the Fairchild Semiconductor board of directors and the ChipPAC board of directors.

     In connection with the company's acquisition of QT Optoelectronics, Inc. in May 2000, Stephen C. Sherman, President and Chief Executive Officer of that company and now Senior Vice President and General Manager of Fairchild Semiconductor's Optoelectonics Group, received a loan of $1,308,244 from QT Optoelectronics to fund federal and state income tax withholding obligations incurred as a result of his exercise of options to purchase QT Optoelectronics common stock immediately before the acquisition. As a result of the acquisition, QT Optoelectronics became an indirect wholly owned subsidiary. The loan bears interest at a 6.5% annual rate and must be repaid in full on or before November 28, 2001 or earlier if Mr. Sherman's employment terminates for any reason other than his death or permanent disability.

     In connection with the company's employment in April 2000 of John M. Watkins, Jr., Senior Vice President and Chief Information Officer, the company made a loan of $359,000 to Mr. Watkins to fund federal and state income tax withholding obligations as a result of the grant to him of restricted stock. The loan bears interest at a 6.5% annual rate and must be repaid in full on or before April 3, 2002 or earlier if Mr. Watkins' employment terminates for any reason.

     In connection with the company's acquisition of the power device business of Samsung Electronics Co., Ltd. in April 1999, Citicorp Mezzanine Partners, L.P., the general partner of which is an affiliate of CVC, contributed $50.0 million in cash to the company in exchange for a 12.5% Subordinated Note Due 2008 and a warrant to purchase 3,538,228 shares of our common stock. The 12.5% Subordinated Note was repaid in full with proceeds of our initial public offering in August 1999, at which time the warrant became no longer exercisable.

     Keith Jackson, Executive Vice President, Analog, Mixed Signal and Non-Volatile Memory Products Group, received a loan in the amount of $100,000 from the company on April 15, 1998 in order to assist him in covering the costs of relating to take that position. The loan bore interest at 6% per year and was repaid in full in January 2000.

     In connection with the recapitalization of the Fairchild Semiconductor business in March 1997, the then-existing stockholders of our company entered into a Stockholders' Agreement containing agreements relating to the capital stock and corporate governance of our company and our wholly owned subsidiary, Fairchild Semiconductor Corporation. Amendments to the Stockholders' Agreement in May 1998 resulted in the termination of some rights of the company to repurchase stock held by some executive officers. As a result, those executives incurred federal and state income tax liabilities in 1998. Fairchild Semiconductor Corporation made loans to the executive officers in June 1998 to enable them to fund such tax liabilities. The loans were in the following amounts: Kirk P. Pond -- $1,686,164; Joseph R. Martin -- $843,094; Daniel E. Boxer -- $347,060; Keith Jackson -- $70,340; and Jerry M.
Baker -- $350,600. The loans bore interest at a 6% annual rate. The loans (including accrued but unpaid interest) were cancelled upon the company's initial public offering in August 1999, resulting in compensation income (including gross-ups for resulting income taxes paid by the company) to the executive officers as follows: Kirk P. Pond -- $2,812,885; Joseph R.
Martin -- $1,406,446; Daniel E. Boxer -- $578,964; Keith Jackson -- $114,455;
and Jerry M. Baker -- $592,898. See "Summary Compensation Table" above.

                      STOCK OWNERSHIP BY 5% STOCKHOLDERS,
                    DIRECTORS AND CERTAIN EXECUTIVE OFFICERS

     The following table sets forth stock ownership information for each stockholder known to the company to beneficially own 5% or more of our Class A Common Stock, for each director and director nominee, for each executive officer named in the Summary Compensation Table above and for all directors, director nominees and executive officers (including those not named in the Summary Compensation Table) as a group. Except as otherwise noted, figures are based on beneficial ownership and the number of shares outstanding as of March 9, 2001.

                                                                         % OF CLASS A
                                                           NUMBER OF     COMMON STOCK
                                                             SHARES       OUTSTANDING
                                                           ----------    -------------
Court Square Capital Limited.............................  25,331,396        25.5%
  c/o Citicorp Venture Capital Ltd.
  399 Park Avenue, 14th Floor
  New York, NY 10022
FMR Corp.(1).............................................   7,873,900         7.9%
  82 Devonshire Street
  Boston, MA 02109
Kirk P. Pond(2)..........................................   1,197,932         1.2%
Joseph R. Martin(2)......................................   1,225,000         1.2%
Daniel E. Boxer(2).......................................     395,836           *
Jerry M. Baker(2)........................................     630,387           *
Keith Jackson(2).........................................     270,000           *
Richard M. Cashin, Jr.(2)................................     878,131           *
Paul C. Schorr IV(2)(3)..................................      57,496           *
Ronald W. Shelly(2)......................................      12,800           *
William N. Stout(2)......................................      32,746           *
Charles M. Clough(2).....................................      10,000           *
William T. Comfort III(2)(3).............................     320,104           *
All directors and executive officers as a group (20
  persons)(2)(3).........................................   5,935,193         6.0%

---------------
  * Less than 1%

(1) Information reported is based on the stockholder's filings with the Securities and Exchange Commission as of February 13, 2001.

(2) Shares reported include those underlying options to purchase Class A Common Stock that were vested on March 9, 2001 or that become vested within 60 days after that date.

(3) Does not include shares held by Court Square Capital Limited. Paul C. Schorr IV, one of the company's directors, is Managing Director of Citicorp Venture Capital Ltd., an affiliate of Court Square Capital. William T. Comfort III, who is nominated for election to the board, is a consultant to Citicorp Venture Capital Ltd. As a result of these affiliations, each of Messrs. Schorr and Comfort may be deemed to beneficially own the shares held by Court Square Capital. Each of Messrs. Schorr and Comfort disclaims beneficial ownership of the shares held by Court Square Capital.

                           STOCKHOLDER RETURN PERFORMANCE

     The following graph compares the percentage change in cumulative total stockholder return on the company's Class A Common Stock against the cumulative total return of the Standard & Poor's 500 Index and the Philadelphia Stock Exchange Semiconductor Index from August 4, 1999, the first day our Class A Common Stock was traded on the New York Stock Exchange, to December 29, 2000, the last trading day in 2000. Cumulative total return to stockholders is measured by dividing (1) the sum of total dividends for the period (assuming dividend reinvestment) and the per-share price change for the period by (2) the share price at the beginning of the period. The graph assumes that investments of $100 were made on August 4, 1999 in our Class A Common Stock and in each of the indexes.
[RETURN PERFORMANCE LINE GRAPH]

                                                                                                           PHILADELPHIA STOCK
                                                                                                         EXCHANGE|SEMICONDUCTOR
                                                 FAIRCHILD SEMICONDUCTOR      STANDARD & POOR'S 500               INDEX
                                                 -----------------------      ---------------------      ----------------------
Aug. 4, 1999                                                100                         100                         100
Dec. 23, 1999                                            141.89                       110.3                      141.48
Dec. 29, 2000                                             78.05                       99.86                      117.21

                          INDEPENDENT PUBLIC AUDITORS

     Since 1997, the company has retained KPMG LLP as its independent auditors and it intends to retain KPMG for the current year ending December 30, 2001. Representatives of KPMG are expected to be present at the annual meeting of stockholders, where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

DISCLOSURE OF AUDITOR FEES

     The following is a description of the fees billed to Fairchild Semiconductor by KPMG during the year ended December 31, 2000:

          Audit Fees: Audit fees paid by the company to KPMG in connection with KPMG's review and audit of the company's annual financial statements for the year ended December 31, 2000 and KPMG's review of the company's interim financial statements included in its quarterly reports on Forms 10-Q during that year totaled approximately $607,000.

          Financial Information Systems Design and Implementation
     Fees: Fairchild Semiconductor did not engage KPMG to provide advice to the company regarding financial information systems design and implementation during the year ended December 31, 2000.

          All Other Fees: Fees billed to Fairchild Semiconductor by KPMG during the year ended December 31, 2000 for all other non-audit services totaled approximately $1,276,185.

                           2002 STOCKHOLDER PROPOSALS

     In the event that a stockholder desires to have a proposal included in the proxy statement and form of proxy for the annual meeting of stockholders to be held in 2002, the proposal must be received by the company in writing on or before November 24, 2001, by certified mail, return receipt requested, and must comply in all respects with applicable rules and regulations of the Securities and Exchange Commission and the laws of the State of Delaware. Stockholder proposals may be mailed to

               Corporate Secretary
               Fairchild Semiconductor International, Inc.
               82 Running Hill Road
               South Portland, ME 04106

     In addition, our bylaws require that any stockholder wishing to make a nomination for director, or wishing to introduce a proposal or other business, at the 2002 annual meeting of stockholders must give the company at least 60 days advance written notice, and that notice must meet certain requirements set forth in the bylaws. Stockholders may request a copy of the bylaws from the corporate secretary by writing to the above address.

                                   APPENDIX A
                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I. AUDIT COMMITTEE PURPOSE

     The audit committee is appointed by the board of directors to assist the board in fulfilling its oversight responsibilities. The audit committee's primary duties and responsibilities are to:

     - Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, legal compliance, and ethics compliance.

     - Monitor the independence and performance of the Company's independent auditors and internal auditing function.

     - Provide an avenue of communication among the independent auditors, management, the internal auditing function, and the board of directors.

     The audit committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The audit committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. AUDIT COMMITTEE COMPOSITION AND MEETINGS

     Audit committee members shall meet the requirements of the New York Stock Exchange. The audit committee shall be comprised, by no later than June 1, 2001, of three or more directors as determined by the board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the committee shall have a basic understanding of finance and accounting practices and be able to read and understand fundamental financial statements, and at least one member of the committee shall have accounting or related financial management expertise.

     Audit committee members shall be appointed by the board. If an audit committee chair is not designated or present, the members of the committee may designate a chair by majority vote of the committee membership.

     The committee shall meet at least four times annually. Meetings of the committee shall be conducted as the members shall decide. As part of its job to foster open communication, the committee should meet at least annually with management, a representative of its internal audit service provider, and the independent auditors in separate executive sessions to discuss any matters that the committee or each of these groups believes should be discussed privately.

     The committee, or at least the chair should meet with the independent accountants and management to review the company's 10-Q prior to its filing.

III. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

  Review Procedures

     1. Review and reassess the adequacy of this charter at least annually. Submit the charter to the board of directors for approval and have the document published at least every three years in accordance with SEC regulations.

     2. Review the Company's annual audited financial statements prior to filing with the Securities and Exchange Commission. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

     3. In consultation with the management, the independent auditors, and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses.

     4. Consider and approve, if appropriate, major changes to the Company's accounting principles as suggested by the independent auditors, management, or the internal audit service provider and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9). The chair of the committee may represent the entire audit committee for purposes of this review.

  Independent Auditors

     5. The independent auditors are ultimately accountable to the audit committee and the board of directors. The audit committee shall review the independence and performance of the auditors and annually recommend to the board of directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant. The audit committee and the board of directors have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors.

     6. On an annual basis, the committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

     7. Prior to filing the annual financial statements with the Securities and Exchange Commission, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committee in accordance with AICPA SAS 61.

     8. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

  Internal Audit and Legal Compliance

     9. Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit function, as needed

     10. Review the appointment, performance, and replacement of the internal audit service provider.

     11. Review significant reports prepared by the internal audit service provider together with management's response and follow-up to these reports.

     12. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

  Other Audit Committee Responsibilities

     13. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

     14. Perform any other activities consistent with this Charter, the Company's bylaws, and governing law, as the committee or the board deems necessary or appropriate.

     15. Maintain minutes of meetings and periodically report to the board of directors on significant results of the foregoing activities.

     16. Monitor compliance with the company's Code of Ethical Conduct.

  Special Note on Audit Committee Responsibilities

     The audit committee is responsible for the duties set forth in this charter but is not responsible for either the preparation of the financial statements or the auditing of the financial statements. Management has the responsibility for preparing the financial statements and implementing internal controls and the independent accountants have the responsibility for auditing the financial statements and testing the effectiveness of the internal controls. The review of the financial statements by the audit committee is not of the same quality as the audit performed by the independent accountants. In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible in order to best react to a changing environment.

                                      PROXY

                                [FAIRCHILD LOGO]

                   FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
                 82 RUNNING HILL ROAD, SOUTH PORTLAND, ME 04106

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF STOCKHOLDERS ON APRIL 25, 2001

   The undersigned hereby appoints KIRK P. POND and DANIEL E. BOXER, or either of them, with power of substitution, attorneys and proxies to vote, as indicated on the reverse hereof, all shares of Class A Common Stock of Fairchild Semiconductor International, Inc., a Delaware corporation (the "Company"), which the undersigned is entitled to vote at the annual meeting of stockholders to be held at the Company's executive offices, 82 Running Hill Road, South Portland, Maine, on Wednesday, April 25, 2001, at 9:30 a.m., local time, or at any adjournments thereof, with all the powers the undersigned would possess, including cumulative voting rights, if then and there personally present, upon the matters described in the notice of annual meeting of stockholders and proxy statement, dated March , 2001, receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any such adjournment.

   The nominees for election as directors are (01) Kirk P. Pond, (02) Joseph R. Martin, (03) Richard M. Cashin, Jr., (04) Charles M. Clough, (05) William T. Comfort III, (06) Paul C. Schorr IV, (07) Ronald W. Shelly and (08) William N. Stout.

PLEASE MARK, SIGN AND DATE ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.

SEE REVERSE SIDE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BELOW BY THE UNDERSIGNED STOCKHOLDER.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS AND FOR ALL PROPOSALS LISTED BELOW.

1. ELECTION OF DIRECTORS.

Nominees: Kirk P. Pond, Joseph R. Martin, Richard M. Cashin, Jr., Charles M. Clough, William T. Comfort III, Paul C. Schorr IV, Ronald W. Shelly, William N. Stout

    For all nominees [ ]             [ ] Withheld from all nominees

[ ]
  -------------------------------------------------
Withhold vote from the nominees that I/we have written on the above line, or cumulate votes as I/we have instructed on the above line.

2. PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK THE COMPANY IS AUTHORIZED TO ISSUE.

        For                 Against          Abstain
        [ ]                   [ ]               [ ]


[ ]  MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

[ ]  MARK HERE IF YOU PLAN TO ATTEND THE MEETING

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

    Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

    SIGNATURE: _______________________________       DATE: ________________